Exhibit 99.2

To:                                    Hello Inc.

16th Floor, Building #1

No. 28 Yuanxiu Road

Minhang District, Shanghai

People’s Republic of China

April 23, 2021

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations and rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for Hello Inc. (the “Company”), an exempted company incorporated with limited liability under the laws of the Cayman Islands solely in connection with (A) the proposed listing of the Company’s American depositary shares (the “ADSs”) on the Nasdaq Stock Market (the “Listing”) and (B) the offering and sales of a certain number of the Company’s ADSs (the “Offering”), each representing a certain number of ordinary shares of par value US$0.00001 per share of the Company (the “Ordinary Share”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”).

As used in this opinion, (A) “Governmental Authorities” means all competent government authorities, courts, arbitration commissions, and regulatory bodies of the PRC; (B) “Governmental Authorizations” means all licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates, filings, exemptions, endorsements and permits from, and all reports to and filings with, any Governmental Authorities pursuant to any applicable PRC Laws; (C) “PRC Subsidiaries” means Shanghai Haluo Corporate Development Co., Ltd., Shanghai Hamao Commerce Consult Co., Ltd., and Xiamen Haxing Network Technology Co., Ltd; (D) “Variable Interest Entities” means Haluo Inclusive Technology Co., Ltd. and Zhengzhou Habai Network Technology Co., Ltd; (E) “PRC Group Entities” means all PRC Group Entities as listed in Appendix A hereto; (F) “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (G) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and the PRC Group Entities, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix B hereof (the “VIE Agreements”) and the certificates issued by the Governmental Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)             the genuineness of all the signatures, seals and chops;

(2)             the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)             the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)             that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)             that all information (including factual statements) provided to us by the Company and the PRC Group Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)             that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)             that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)             that all Governmental Authorizations and other official statement or documentation were obtained from competent Governmental Authorities by lawful means;

(9)             that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10)      that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.                   Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)                Based on our understanding of the current PRC Laws, (a) the current ownership structures of the PRC Subsidiaries and the Variable Interest Entities, both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws; and (b) each of the VIE Agreements is legal, valid, binding and enforceable in accordance with its terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws, and there can be no assurance that the Governmental Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(ii)              The M&A Rules, among other things, to require that offshore special purpose vehicles, or the SPVs, that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. As disclosed in the Registration Statement, under the current PRC Laws as well as the procedures announced on September 21, 2006, the Company is not required to submit an application to CSRC for its approval of the Offering, because (A) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectuses are subject to the M&A Rules; (B) each of the PRC Subsidiaries was incorporated as a foreign-owned enterprise by means of direct investment rather than by merger or acquisition of any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners after the effective date of the M&A Rules, and (C) no provision in the M&A Rules clearly classifies the contractual arrangements as a type of transaction subject to the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules and future PRC Laws relating to the M&A Rules, and there can be no assurance that the Government Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(iii)           The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties or similar arrangements between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaty and has only limited reciprocal arrangements with the United States governing the recognition and enforcement of judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors or officers if the courts decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

(iv)          As of its effective date and as of the date hereof, the statements set forth in the Registration Statement under the heading “Taxation - People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

II.  Qualifications

This opinion is subject to the following qualifications:

(a)             This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)             This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)              This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d)             This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforcement of Civil Liabilities”, “Our History and Corporate Structure”, and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

King & Wood Mallesons

/s/ King & Wood Mallesons

Appendix A

List of PRC Group Entities

1.                  Shanghai Junzheng Network Technology Co., Ltd.

2.                  Shanghai Junfeng Network Technology Co., Ltd.

3.                  Shanghai Junha Network Technology Co., Ltd.

4.                  Zhengzhou Habai Network Technology Co., Ltd.

5.                  Chengdu Habai Network Technology Co., Ltd.

6.                  Shanghai Hamao Commerce Consult Co., Ltd.

7.                  Shanghai Haluo Corporate Development Co., Ltd.

8.                  Xiamen Haxing Network Technology Co., Ltd.

9.                  Shanghai Fengqian Network Technology Co., Ltd.

10.           Haluo Inclusive Technology Co., Ltd.

11.           Hangzhou Haxing Network Technology Co., Ltd.

12.           Guangzhou Haxing Network Technology Co., Ltd.

13.           Dongying Haluo Network Technology Co., Ltd.

14.           Nanning Haxing Network Technology Co., Ltd.

15.           Haerbin Haxing Network Technology Co., Ltd.

16.           Shanghai Haluo Play Technology Co., Ltd.

17.           Shenyang Haxing Network Technology Co., Ltd.

Appendix B

List of VIE Agreements

1.                  Exclusive Business Cooperation Agreement, between Shanghai Hamao Commerce Consult Co., Ltd. (the “Shanghai Hamao”) and Zhengzhou Habai Network Technology Co., Ltd. (the “Zhengzhou Habai”), dated February 24, 2021.

2.                  Exclusive Call Option Agreement, among Shanghai Hamao, Zhengzhou Habai and shareholder of Zhengzhou Habai, dated February 24, 2021.

3.                  Power of Attorney Agreement, among Shanghai Hamao, Zhengzhou Habai, and shareholder of Zhengzhou Habai, dated February 24, 2021.

4.                  Equity Interest Pledge Agreement, among Shanghai Hamao, Zhengzhou Habai and shareholder of Zhengzhou Habai, dated February 24, 2021.

5.                  Exclusive Business Cooperation Agreement, between Shanghai Haluo Corporate

Development Co., Ltd. (the “Shanghai Haluo”) and Haluo Inclusive Technology Co., Ltd. (the “Haluo Inclusive”), dated February 24, 2021.

6.                  Exclusive Call Option Agreement, among Shanghai Haluo, Haluo Inclusive and shareholders of Haluo Inclusive, dated February 24, 2021.

7.                  Power of Attorney Agreement, among Shanghai Haluo, Haluo Inclusive and shareholders of Haluo Inclusive, dated February 24, 2021.

8.                  Equity Interest Pledge Agreement, among Shanghai Haluo, Haluo Inclusive and shareholders of Haluo Inclusive, dated February 24, 2021.

9.                  Spouse Consent Letter, issued by the spouse of Jiang Wei, who is indirect shareholder of Haluo Inclusive, dated February 24, 2021.

10.           Spouse Consent Letter, issued by the spouse of Li Kaizhu, who is indirect shareholder of Haluo Inclusive, dated February 24, 2021.

11.           Spouse Consent Letter, issued by the spouse of Yang Lei, who is indirect shareholder of Haluo Inclusive, dated February 24, 2021.

12.           Spouse Consent Letter, issued by the spouse of Han Mei, who is indirect shareholder of Haluo Inclusive, dated February 24, 2021.

13.           Spouse Consent Letter, issued by the spouse of the shareholder of Zhengzhou Habai, dated February 24, 2021.

14.           Financial Support Letter, issued by Haluo Inclusive and Hello Inc., dated February 24, 2021.

15.           Financial Support Letter, issued by Zhengzhou Habai and Hello Inc., dated February 24, 2021.